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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF

                           RGB COMPUTER & VIDEO, INC.

Pursuant to Section 607.1007 of the Florida Business Corporation Act, RGB Computer & Video, Inc., a Florida corporation (the "Corporation"), certifies that:

1. The original Articles of Incorporation of the Corporation were filed with the Florida Department of State on July 10, 1989, were amended by Articles of Amendment to the Articles of Incorporation filed on April 26, 1990, were further amended by Articles of Amendment to the Articles of Incorporation filed on January 8, 1991, were again amended by Amended and Restated Articles of Incorporation filed on April 13, 1993 and were then amended by Articles of Amendment to the Amended and Restated Articles of Incorporation filed on May 17, 1995;

2. In accordance with the provisions of Sections 607.0821 and 607.0701 of the Florida Business Corporation Act, these Amended and Restated Articles of Incorporation were duly adopted by the Board of Directors of the Corporation pursuant to a unanimous written consent dated as of May 31, 1996 and by the holders of more than 75 percent of the outstanding stock of the Corporation, the requisite amount under the current Amended and Restated Articles of Incorporation;

3. The current Amended and Restated Articles of Incorporation of the Corporation are amended as follows:

     a. Article I is amended to change the name of the Corporation to Saf T Lok Incorporated;

     b. Article II is amended to change the principal address of the Corporation to 18245 S.E. Federal Highway, Tequesta, Florida 33469;

     c.  Article III is deleted;

     d.  Article IV is restated and renumbered as Article III;

     e. Article V is amended to change the authorized capital of the Corporation to 20,000,000 shares of common stock, $0.01 par value, and renumbered as Article IV;

     f. Article VI is amended to reflect revised provisions applicable to directors of the Corporation, and renumbered as Article V;

     g.  Article VII is deleted;
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     h.  Article VIII is expanded and divided into new Articles VI and VII;

     i.  Article IX is deleted; and

     j.  Article X is deleted.

4. The foregoing amendments to the current Amended and Restated Articles of Incorporation were duly adopted by the shareholders of the Corporation; and

5. There are no discrepancies between the provisions of the current Amended and Restated Articles of Incorporation, as amended, and the provisions of these Amended and Restated Articles of Incorporation other than the inclusion of the foregoing amendments which were adopted pursuant to Section 607.1003 of the Florida Business Corporation Act, and the omission of matters of historical interest.

The text of the current Amended and Restated Articles of Incorporation of the Corporation is restated with the amendments described above, effective as of the date of filing hereof with the Florida Department of State, to read as follows:

                                 ARTICLE I  NAME
                                 ---------------

The name of the Corporation is Saf T Lok Incorporated.

               ARTICLE II  PRINCIPAL OFFICE AND MAILING ADDRESS
               ------------------------------------------------

The address of the principal office and mailing address of the Corporation is 18245 S.E. Federal Highway, Tequesta, Florida 33469.

                             ARTICLE III  PURPOSE
                             --------------------

The Corporation is organized for the purpose of transacting any and all lawful businesses for which corporations may be incorporated under the Florida Business Corporation Act.

                           ARTICLE IV  CAPITAL STOCK
                           -------------------------

The total number of shares of capital stock which the Corporation shall be authorized to have outstanding at any time is 20,000,000 shares of Common Stock with a par value of $0.01 per share, all of which shares shall be issued fully paid and nonassessable.

                             ARTICLE V  DIRECTORS
                             --------------------

The number of directors of the Corporation constituting the entire Board of Directors shall be not less than three (3) nor more than thirteen (13). The Board of Directors shall determine from time to time the number of directors who shall constitute the entire Board of Directors. Any such determination made by

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the Board of Directors shall continue in effect unless and until changed by the
Board of Directors, but no such changes shall affect the term of any directors then in office.

The term of office of each of the directors shall expire at each Annual Meeting of Shareholders. The successors to directors whose terms shall then expire shall be elected to serve from the time of election and qualification until the next Annual Meeting of Shareholders following election and until a successor shall have been duly elected and shall have qualified.

                 ARTICLE VI  LIMITATION OF DIRECTOR LIABILITY
                 --------------------------------------------

1. No director shall be personally liable for monetary damages to the Corporation or any other person for any statement, vote, decision or failure to act, regarding corporate management or policy, by a director, unless: (a) the director breached or failed to perform his duties as a director; and (b) the director's breach of, or failure to perform, those duties constitutes (i) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (iii) a circumstance under which the liability provisions of Section 607.0834 of the Florida Business Corporation Act are applicable, (iv) in a proceeding by or in the right of the Corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the Corporation, or willful misconduct, or (v) in a proceeding by or in the right of someone other than the Corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

2. For purposes of this Article VI, the term "recklessness" means the action, or omission to act, in conscious disregard of a risk: (a) known, or so obvious that it should have been known, to the director; and (b) known to the director, or so obvious that it should have been known, to be so great as to make it highly probable that harm would follow from such action or omission.

                         ARTICLE VII  INDEMNIFICATION
                         ----------------------------

1. Each person (including here and hereinafter, the heirs, executors, administrators or estate of such person) (a) who is or was a director or officer of the Corporation, (b) who is or was an agent or employee of the Corporation other than an officer and as to whom the Corporation has agreed to grant such indemnity, or (c) who is or was serving at the request of the Corporation as its representative in the position of a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise and as to whom the Corporation has agreed to grant such indemnity, shall be indemnified by the Corporation as of right to the fullest extent permitted or authorized by current or future legislation or by current or future judicial or administrative decision (but, in the case of any such future legislation or

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decision, only to the extent that it permits the Corporation to provide broader indemnification rights than permitted prior to such legislation or decision), against any fine, liability, cost or expense, including attorneys' fees, asserted against him or incurred by him in his capacity as such director, officer, agent, employee or representative, or arising out of his status as such director, which indemnification shall not be exclusive of other rights to which those seeking indemnification may be entitled. The Corporation may maintain insurance, at its expense, to protect itself and any such person against any such fine, liability, cost or expense, whether or not the Corporation would have the legal power directly to indemnify him against such liability.

2. Costs, charges and expenses (including attorneys' fees) incurred by a person referred to in Section 1 of this Article VII in defending a civil or criminal suit, action or proceeding shall be paid by the Corporation in advance of the final disposition thereof upon receipt, in the case of an officer or director, of an undertaking to repay all amounts so advanced in the event it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized by this Article VII, and upon satisfaction of such other conditions as are required by current or future legislation (but with respect to future legislation, only to the extent that it provides conditions less burdensome than those previously provided). Such costs, charges and expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors may deem appropriate.

3. If this Article VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person described in Section 1 of this Article VII to the fullest extent permitted by any applicable portion and to the fullest extent permitted by law.

IN WITNESS WHEREOF, the undersigned have made, subscribed and acknowledged these Amended and Restated Articles of Incorporation this 8th day of July, 1996.



                                     /s/ ROBERT L. GILBERT, III
                                    ___________________________________
                                       Robert L. Gilbert, III,
                                       President



                                     /s/ CYNTHIA T. GILBERT
                                    ____________________________________
                                       Cynthia T. Gilbert,
                                       Secretary





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